Exhibit 99.1

Local Corporation Reiterates Third Quarter 2012 Guidance

IRVINE, Calif., Sept. 26, 2012 — Local Corporation (NASDAQ: LOCM), a leading online local media company, today reiterated its expectations for the third quarter 2012 ending Sept. 30, 2012.

In line with the company’s previous guidance, Local Corporation expects third quarter 2012 revenue to be approximately $24.5 million, an increase of over 18% compared to the year ago period. While GAAP net income (loss) cannot be calculated at this time, Adjusted Net Income for the third quarter 2012 is expected to be approximately breakeven, or $0.00 per diluted share, assuming diluted weighted average shares of 22.5 million.

Adjusted Net Income (Loss) is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on warrant revaluation; net income (loss) from discontinued operations; impairment charges and non-recurring items.

Projected third quarter 2012 Adjusted Net Income (Loss) Factors:

•	Interest Expense of $100,000

•	Tax Provision Expense of $50,000

•	Depreciation Expense of $1.0 million

•	Amortization Expense of $800,000

•	Stock Compensation Expense of $1.0 million

•	Net Loss from Rovion assets held for sale of $300,000

•	Warrant Revaluation Expense and Other Non-Recurring items are undeterminable*

*	The valuation of the warrant liability is based in large part on the underlying price and volatility of our common stock during the quarter. Since we cannot predict this, we cannot project the non-cash gain or loss in connection with these warrants, and therefore cannot reasonably project our GAAP net income (loss). We therefore cannot provide GAAP guidance, but do report GAAP results.

The company has seen seasonal improvements to monetization post Labor Day as expected.

Fourth quarter guidance will be discussed on the company’s third quarter financial results call to be scheduled for early November.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading online local media company that connects brick-and-mortar businesses with over a million online and mobile consumers each day using a variety of innovative digital marketing products. To advertise, or for more information, visit: http://www.localcorporation.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

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Investor Relations Contact:

Janine Zanelli

Local Corporation

949-341-5340

jzanelli@local.com

Media Relations Contact:

Cameron Triebwasser

Local Corporation949-789-5223

ctriebwasser@local.com